Contact:	610-337-1000	For Release:	November 17, 2004
	Robert W. Krick, Ext. 3141		Immediate
Brenda Blake, Ext. 3202

UGI Reports Higher Earnings For 2004; Raises 2005 Guidance

VALLEY FORGE, Pa., November 17 — UGI Corporation (NYSE: UGI) today reported net income of $111.6 million, or $2.31 per diluted share for the fiscal year ended September 30, 2004, compared to $98.9 million, or $2.29 per diluted share, for the fiscal year ended September 30, 2003. Average diluted shares outstanding increased 12% as a result of the issuance of common shares to fund the mid-year acquisition of the remaining 80.5% ownership of Antargaz, UGI’s French propane distribution business. Excluding the dilutive effects of the Antargaz transaction, UGI would have reported earnings per share of $2.57 for 2004. The Antargaz transaction was $0.26 dilutive in 2004 because UGI issued 7.8 million shares to finance a portion of the acquisition in April after the peak heating season when earnings are greatest, and incurred a loss relating to the settlement of contracts for the forward purchase of euros used to fund the purchase price, as previously reported. For the quarter ended September 30, 2004, the company recorded a seasonal net loss of $0.05 per diluted share compared to a loss of $0.13 per diluted share for the same period in 2003.

Lon R. Greenberg, UGI chairman and chief executive officer, said, “The purchase of Antargaz was another major step forward in our quest to improve long term shareholder value by growing earnings and cash flow from energy distribution and marketing businesses we know well. Absent the dilutive effects of the transaction, we would have reported earnings of $2.57 per share, 12% over last year and above our annual objective of 6% to 10% growth in earnings per share. We expect Antargaz to be accretive to earnings in 2005 and support our present, higher expectation to earn between $2.80 and $2.90 per share.”

In UGI’s domestic propane unit, AmeriGas Propane, net income increased by 27% to $29.4 million for fiscal year 2004 compared to $23.2 million last year. Earnings before interest expense, income taxes, depreciation and amortization (EBITDA) at AmeriGas Partners, L.P. (NYSE: APU) of $255.9 million for fiscal 2004 were significantly higher than the $234.4 million recorded in fiscal 2003. Weather was nearly 5% warmer than normal in fiscal 2004 compared to weather that was essentially normal in fiscal 2003 according to information published by the National Oceanic and Atmospheric Administration.

Retail propane sales volumes in fiscal 2004 were nearly 1.1 billion gallons, down approximately 1.5% from the prior year. The negative effects of warmer winter weather and price-induced customer conservation were nearly offset by growth from acquisitions, PPX® cylinder exchange, strategic accounts and the base business. Total margin increased due to higher average retail

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UGI Reports Higher Earnings For 2004; Raises 2005 Guidance	Page 2

propane margins and greater margin from non-propane sales and services. Operating and administrative expenses increased principally as a result of higher compensation, distribution expenses and general insurance costs partially offset by the beneficial effects of the management realignment initiated in late fiscal 2003. Operating income rose to $176.0 million in fiscal 2004 from $164.5 million in fiscal 2003.

Net income from Gas Utility declined in fiscal year 2004 to $37.9 million from $48.0 million last year on weather that was 2.9% warmer than normal versus weather that was 7% colder than normal in the prior year. Throughput in the Gas Utility was 82.2 billion cubic feet in 2004 versus 83.8 billion cubic feet in 2003. The adverse effects of the warmer weather on higher margin, heating-related sales to retail core market customers were partially offset by greater volumes transported for lower margin delivery service customers and the beneficial effects of year-over-year retail core market customer growth. Operating expenses increased due primarily to higher compensation and benefit expense offset by lower litigation related costs and distribution system maintenance expenses. Operating income for the year in the Gas Utility declined to $80.1 million from $96.1 million.

Net income from Electric Utility increased to $11.0 million in 2004 from $10.6 million in fiscal 2003. Sales increased slightly to 983.9 gigawatt hours in 2004 due in large part to greater air conditioning sales partially offset by the adverse effects of slightly warmer winter weather on heating-related sales. Operating income rose 3% to $20.9 million reflecting higher sales and lower purchased power costs partially offset by higher operating expenses.

Energy Services’ fiscal year net income was $18.2 million compared with $11.2 million last year, reflecting the full year effects of the purchase of the gas marketing business of TXU, the full-year effects of the increased ownership interest in the Conemaugh generating station and base business customer growth. Operating income from Energy Services rose to $31.1 million from $19.2 million.

International Propane results of operations increased significantly to $13.3 million in 2004 from $3.6 million in 2003. Higher income earned during the peak heating season prior to April 1, when Antargaz was reported as an equity investee, resulting from the effects of colder weather and lower euro-based propane product costs were partially offset by the loss on currency contracts mentioned above. In addition, Antargaz earnings have been consolidated since April 1. For the twelve months ended September 30, 2004, Antargaz sold approximately 336 million gallons of liquefied petroleum gases (LPG), principally propane, while experiencing weather that was 5% warmer than normal compared to 342 million gallons sold on weather that was 11% warmer than normal in the prior twelve months. Flaga, UGI’s Austrian-based LPG distributor, reported increased operating income primarily reflecting lower operating expenses as a result of cost reduction initiatives.

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Separately, UGI said that it is in the final stages of preparing its financial statements for inclusion in its Annual Report on Form 10-K, which it expects to file on or before December 14, 2004. In connection with the preparation of its financial statements, UGI is examining whether it is appropriate to increase deferred taxes in connection with its ownership of units in AmeriGas Partners, L. P. due to, among other things, the increase in equity it recorded in December 2002 associated with the conversion of UGI’s subordinated units in AmeriGas Partners to common units, and AmeriGas Partners’ sale of common units to the public. UGI noted that the increase in equity recorded in connection with the conversion and the sales of units had no effect on its income statement or cash flow. UGI does not expect any potential increase in deferred taxes to have any material effect on UGI’s cash flow or UGI’s earnings for fiscal years 2004 and 2003. UGI is continuing to examine any potential effect on years prior to fiscal 2003.

UGI is a holding company with propane marketing, utility and energy marketing subsidiaries. Through subsidiaries, UGI owns 46% of AmeriGas Partners, L. P. (NYSE: APU), the nation’s largest retail propane marketer.

UGI will host its fourth quarter FY 2004 earnings conference call on Wednesday, November 17, 2004, at 4:00 PM ET. Interested parties may listen to a live audio broadcast of the conference call at http://www.shareholder.com/ugi/medialist.cfm. A telephonic replay of the call can be accessed approximately one hour after the completion of the call at 888/203-1112, passcode #973216 (International replay 719/457-0820, passcode #973216) through November 21, 2004.

The financial table appended to this news release can be viewed directly at http://www.shareholder.com/ugi/4Q04FinancialTable.pdf.

This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. Among them are adverse weather conditions, product cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, domestic and international economic and political conditions and currency exchange rates. You should read UGI’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com.

C-16	###	11/17/04

UGI CORPORATION
REPORT OF EARNINGS
(Millions, except per share)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2004(a)	2003	2004(a)	2003
Revenues:
AmeriGas Propane	$312.9	$270.7	$1,775.9	$1,628.4
International Propane	142.2	10.5	333.4	54.5
Gas Utility	69.9	55.2	560.4	539.9
Electric Utility	22.6	22.3	89.7	88.8
Energy Services (b)	188.2	154.3	967.2	668.0
Corporate & Other	15.2	14.2	58.1	46.5

Total revenues	$751.0	$527.2	$3,784.7	$3,026.1

Operating income (loss):
AmeriGas Propane	$(12.8)	$(9.5)	$176.0	$164.5
International Propane	10.7	0.1	20.5	0.7
Gas Utility	(2.7)	2.0	80.1	96.1
Electric Utility	4.1	3.7	20.9	20.3
Energy Services (b)	7.1	5.1	31.1	19.2
Corporate & Other	1.1	0.7	2.7	1.5

Total operating income	7.5	2.1	331.3	302.3
Income (loss) from equity investees	(0.7)	(1.8)	11.3	5.3
Loss on extinguishment of debt	—	—	—	(3.0)
Interest expense:
AmeriGas Propane	(20.3)	(21.1)	(83.1)	(87.1)
International Propane	(7.4)	(1.0)	(17.6)	(4.1)
Gas Utility	(4.0)	(4.7)	(15.9)	(15.4)
Electric Utility	(0.4)	(0.6)	(2.0)	(2.3)
Corporate and Other, net	(0.1)	—	(0.5)	(0.3)

Total interest expense	(32.2)	(27.4)	(119.1)	(109.2)
Minority interests, principally in AmeriGas Partners	16.8	16.6	(47.5)	(34.6)

Income (loss) before income taxes and subsidiary preferred stock dividends	(8.6)	(10.5)	176.0	160.8
Income tax (expense) benefit	6.0	4.9	(64.4)	(60.7)
Dividends on UGI Utilities preferred shares subject to mandatory redemption	—	—	—	(1.2)

Net income (loss)	$(2.6)	$(5.6)	$111.6	$98.9

Earnings (loss) per share:
Basic	$(0.05)	$(0.13)	$2.36	$2.34

Diluted	$(0.05)	$(0.13)	$2.31	$2.29

Average common shares outstanding:
Basic	51.195	42.785	47.308	42.220

Diluted	51.195	42.785	48.341	43.236

Supplemental information:
Net income (loss):
AmeriGas Propane (c)	$(7.3)	$(8.9)	$29.4	$23.2
International Propane	1.5	(2.5)	13.3	3.6
Gas Utility	(4.2)	(1.1)	37.9	48.0
Electric Utility	2.0	1.9	11.0	10.6
Energy Services (b)	4.2	3.0	18.2	11.2
Corporate & Other	1.2	2.0	1.8	2.3

Total net income (loss)	$(2.6)	$(5.6)	$111.6	$98.9

(a) Results include Antargaz as an equity investee through March 31, 2004 and include all of the results of Antargaz’ operations beginning April 1, 2004.

(b) Effective October 1, 2003, the Energy Services business segment includes the operating results of Energy Services’ gas marketing business as well as UGID’s electricity generation business. Energy Services’ business segment presentation for the prior year has been restated to conform to the current year presentation.

(c) Amounts are net of minority interests in AmeriGas Partners, L.P.

Reconciliation of diluted earnings per share had the Antargaz acquisition not occurred to reported diluted earnings per share:

Diluted earnings per share had the Antargaz acquisition not occurred	$2.57
Effect of:
Issuance 7.8 million shares of UGI Common Stock	(0.22)
Loss on the settlement of contracts for the forward purchase of euros	(0.13)
Net income related to the acquisition of additional 80.5% ownership of Antargaz	0.09

Diluted earnings per share as reported	$2.31